Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

For good and valuable consideration, receipt of which is hereby acknowledged, Analogic Corporation, a Massachusetts Corporation (hereinafter called the “Company”), does hereby grant to [Name of Grantee] of [City, State, Zip] (hereinafter called the “Participant”) [Amount] Shares of Restricted Stock pursuant to the Company’s 2007 Restricted Stock Plan (hereinafter called the “Plan”). A copy of the Plan is attached as Exhibit A to the Plan Prospectus annexed hereto, and is incorporated herein in its entirety by reference. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan.

The Participant hereby accepts the shares of the Company’s common stock granted herein subject to the provisions of the Plan, and upon the following additional terms and conditions:

1. Upon Participant’s execution and delivery of this Restricted Stock Award Agreement to the Company, the Company will register or cause to be registered in Participant’s name, the number of Shares of Restricted Stock granted hereby, in either certificated or, subject to the Company’s authority to do so under the Plan as currently in effect or as it may hereafter be amended, uncertificated form. Said Shares of Restricted Stock will be held by the Company or its designee until such time as the restrictions upon disposition of said Shares of Restricted Stock shall lapse.

[2. If this Award is a Performance-Based Award, vesting of the said Shares of Restricted Stock is subject to attainment of the following:

(a)	Performance Goals:

     ;

(b)	over the following Performance Period:

     ;

(c)	with respect to the following Performance Measures:

     .]

[3. If this Award is a based on Continuous Service, vesting of the said Shares of Restricted Stock is subject to Participant’s attainment of the following Continuous Service requirement with the Company:

     .]

4. Vesting of the said Shares of Restricted Stock Payment shall be further subject to:

(a)	[payment by Participant of the following price per Share of Restricted Stock; [and/or]

(b)	]Participant having first making arrangements acceptable to the Committee for the payment of any Federal, State, Local, Employment or other applicable taxes required by law. The Company may deduct any such tax obligations from any payment of any kind due to the Participant.

[5. Grantee’s execution and delivery of this Restricted Stock Award Agreement shall constitute an agreement between the Participant and the Company that, during the one year period following the termination of the Participant’s employment with the Company, whether voluntarily or involuntarily, the Participant may not accept an identical or substantially similar position to that held by the Participant at the Company immediately prior to termination with any business that is directly competitive with the business of the Company, or otherwise has any material investment or interest in any such competitive business.]

4. Participant’s Vesting Date shall be:      .

IN WITNESS WHEREOF, Analogic Corporation has caused this Restricted Stock Award Agreement to be signed by its duly authorized officer and its corporate seal to be hereto affixed this [     ] day of [     ] in the year [200_].

ANALOGIC CORPORATION

By:
Treasurer

IN WITNESS WHEREOF, the undersigned grantee has signed this Restricted Stock Award Agreement this [     ] day of [     ] in the year [200_], and acknowledges [his/her] acceptance of the shares of the Company’s common stock granted hereby, subject to the terms and conditions set forth herein to the provisions of the Company’s 2007 Restricted Stock Plan.

Participant